EXHIBIT 99.2
JOINT FILERS’ SIGNATURES

GRACE SOFTWARE CROSS FUND HOLDINGS, LLC By: /s/Andrew Prodromos Name: Andrew Prodromos Title: Attorney-in-Fact	Date: 12/18/2023
INSIGHT ASSOCIATES XI, LTD. By: /s/Andrew Prodromos Name: Andrew Prodromos Title: Authorized Officer	Date: 12/18/2023
INSIGHT ASSOCIATES XI, L.P. By: Insight Associates XI, Ltd., its general partner By: /s/Andrew Prodromos Name: Andrew Prodromos Title: Authorized Officer	Date: 12/18/2023
INSIGHT PARTNERS PUBLIC EQUITIES MASTER FUND, L.P. By: /s/Andrew Prodromos Name: Andrew Prodromos Title: Authorized Officer	Date: 12/18/2023
INSIGHT PARTNERS PUBLIC EQUITIES GP, LLC By: /s/Andrew Prodromos Name: Andrew Prodromos Title: Authorized Officer	Date: 12/18/2023
INSIGHT VENTURE MANAGEMENT, LLC By: /s/Andrew Prodromos Name: Andrew Prodromos Title: Authorized Officer	Date: 12/18/2023
INSIGHT HOLDINGS GROUP, LLC By: /s/Andrew Prodromos Name: Andrew Prodromos Title: Authorized Officer	Date: 12/18/2023